Venture Capital for Nanotechnology and Microsystems

SECOND QUARTER REPORT 2010

FELLOW SHAREHOLDERS:

“I have observed that not the man who hopes when others despair, but the man who despairs when others hope, is admired by a large class of persons as a sage.”
 – John Stuart Mill

Please read this letter in conjunction with our June 30, 2010, Quarterly Report on Form 10-Q, our June 2010 Letter to Shareholders and our second quarter call on August 12, 2010, at 10:00 a.m.  Details for the quarterly call can be found on our website at www.hhvc.com.

Ben S. Bernanke recently articulated that the economic outlook was “unusually uncertain.”  The freshness of the credit crisis and the recession has compounded this uncertainty, driving the pessimists main stream and making them appear as sages.  It is difficult to find optimists within the ranks of investors, the pundits or the media.  In general, this uncertainty and pessimism are the result of the disruptions caused by deleveraging at the individual, institutional and national levels; structural unemployment, especially as the United States prepares for the changes brought by the 21st century global economy; increasing regulation; and the shifting balance of world power.

On August 3, 2010, Richard Clarida and Mohamed El-Erian of Pimco co-authored a column in the Financial Times titled, “Uncertainty is changing the investment landscape.”  The article discusses implications of a series of ongoing national and global realignments whose effects are consequential but not yet sufficiently understood.  These realignments have caused dispersion in what experts refer to as “consensus expectations.”  This dispersion in consensus expectations has altered what statisticians refer to as the distribution of expected outcomes.  According to the authors, the distribution of potential outcomes has now shifted to a much flatter distribution of outcomes with fatter tail events at either end of the curve. Statistically, this is tantamount to saying the probability of once rare outcomes, either positive or negative, has increased. We believe this new investment distribution, created by all the uncertainty, provides opportunities for venture capital investors.

For Harris & Harris Group, the important decision is how we will operate in this world of “unusual uncertainty” and fat-tail distributions.  We are reminded of the adage, “Hope for the best, but plan for the worst.”

We have previously communicated the steps we have taken to prepare for the worst.  We raised capital in 2009, giving us $48,484,225 in cash and U.S. treasury securities as of June 30, 2010.  We slowed down our investment pace in private companies during 2008 and 2009 so as to reduce our expected follow-on capital commitment to companies still in the technology development stage while there was disarray in venture financing and few liquidity events.  We have focused more time and resources on our later stage companies to get them to positive net income or to an exit.  During 2009, we reduced expenses.  In the second quarter of 2010, we announced additional operational and employee changes that will result in reduced operational expenses as we go forward.

As of August 9, 2010, we currently reserve approximately $22 million for investments in our private venture capital portfolio, which is less than 50 percent of our current cash and U.S. treasury securities.  Some of the companies for which we have reserved capital may not be successful or we may choose not to invest further, meaning less cash will be required from us.  Some of these companies may require greater capital than we are currently reserving due to a weakening investor syndicate or lengthening time to exits.

Having a substantial amount of unallocated capital in hand, now we must find opportunities to take advantage of this uncertainty.  We invest in innovation.  In our readings about the economy, the two consensus points we have discovered are the belief that we will have to innovate our way out of the current predicament, and that U.S. technology and innovation continue to be the envy of the world.  Innovation results in potentially large outcomes for the investors, but the probability of a successful outcome is small.  If general uncertainty is resulting in a fattening of the tail of the distribution of potential outcomes such that some of these previously unsuccessful innovations now fall within the distribution of successful outcomes, we benefit as venture investors.  At Harris & Harris Group, we believe we are positioned correctly for this new distribution of outcomes.

Nanotechnology is quickly becoming an increasing force in next generation innovation, especially in the areas of energy, healthcare, electronics and semiconductors.  Peer reviewed journal articles, patents, and the number of companies generating revenue from the sale of nanotechnology-enabled products have all increased dramatically since we started investing in nanotechnology in 2002.  We do not believe this trend is surprising.  Science is reductionist.  Our understanding of science and hence the next advancements in science and technology are a result of understanding how things interact at smaller and smaller scales.  Currently, our knowledge extends through the nanoscale.  At this scale, quantum effects often begin to dominate classical macroscale effects thus resulting in even more interesting innovation.  At Harris & Harris Group, we are focused on investing in these exciting innovations.

Over the past year, we have witnessed the benefits of investing in companies bringing these new innovations to the marketplace.  As we reported in our 2009 Annual Report, “our most mature companies, Bridgelux, Metabolon, Molecular Imprints, NeoPhotonics and Solazyme all generated record revenue in 2009."  During the second quarter of 2010, NeoPhotonics reported record revenue of $45.6 million and record net income of $2.8 million.  As of June 30, 2010, our top four investments by value, Solazyme, Xradia, SiOnyx and NeoPhotonics comprise 43 percent of the value of our venture capital portfolio.  NeoPhotonics and Xradia have increasing revenue and are net income positive.  Recently, Solazyme and SiOnyx raised additional capital, successfully.  This additional capital should provide them with the resources to get to net income positive or to exit.  The economic slowdown has not had a tremendous impact on our most successful and innovative companies through June 30, 2010.

As we discussed in our June 2010 Letter to Shareholders, our investment thesis provides two opportunities to take advantage of the current uncertainty.

First, as we have described in our public filings and refined further in our June 2010 Letter to Shareholders, we believe there are nanotechnology- and microtechnology-enabled public companies that provide venture capital investment opportunities.  We continue to believe that current structural issues in the market for public companies with market capitalizations of less than $500 million offer the potential for outsized returns for investors.  We believe that our competitive advantage resides with companies with market capitalizations below $50 million.  These companies fit within our definition of venture capital, as we have consistently defined venture capital as “the money and resources made available to privately held start-up firms and privately held and publicly traded small businesses with exceptional growth potential.”

We believe there are three reasons the current uncertainty in the marketplace has made this opportunity worth pursuing more aggressively.  First, as we have reviewed the opportunities, we believe there is a mismatch between the valuations of illiquid private venture-backed companies and many public companies with market capitalizations below $500 million.  Several of these public companies are one to two years ahead of comparable venture capital-funded private companies but currently trade at a deep discount to the value of these private companies.  Second, these investments will provide better visibility to liquidity than our private investments.  We believe our time frame from investment to monetization of our investment in these companies could be 12 to 24 months.  Third, our permanent capital is a good fit for these companies.  The available capital to these companies is constrained by the mismatch between the longer-term nature of venture capital investments in these companies and the short redemption periods of most funds that invest in the public markets, typically one quarter.  These hedge funds must keep their investments more liquid than positions in these small public companies permit.

Second, we plan to begin providing venture debt to private and public companies that are generating cash.  These small businesses commonly seek capital through debt financing.  Credit remains extremely expensive or unavailable for even the strongest small companies.  We believe our base of permanent capital provides an opportunity to secure beneficial terms on venture debt to companies we know well or work with through our venture investing activities.  This opportunity is not available to many of the private venture capital firms as they have no defined means to distribute the fees and interest to their limited partners.  In addition to fees and monthly principal and interest payments, we may receive warrants in these investments.  Providing venture debt permits us to generate quality returns, secure a payback period for the investment over three years and receive the upside benefit of warrants.  We currently expect that any efforts to provide debt financing will remain secondary to our primary goal of generating capital gains from our venture capital investments.

We realize these are trying times for investors. Even the business of innovation has struggled recently.  With the disarray in the venture capital industry and with banks providing less credit, small businesses in the United States, which employed approximately 50 million people and have been responsible for more than 60 percent of job creation over the last 15 years, have fewer ways to fund themselves.  Additionally, over the past decade, changes in the U.S. regulatory regime have decimated new listings on our national exchanges resulting in what one study found to be the loss of over 20 million jobs.  We believe the current uncertainty in the economy and the marketplace will continue to plague us for the foreseeable future.

However, as investors in innovation, we believe we are well positioned to take advantage of the fattening distribution of potential outcomes. We look forward to executing in a world where the probability of rare outcomes has increased. Today, the pessimists are enjoying their time as sages. We are “rational optimists.” We are optimistic of the expanded investment opportunities within this environment. Thank you for your continued patience.

Douglas W. Jamison	Daniel B. Wolfe	Alexei A. Andreev
Chairman, Chief Executive Officer	President, Chief Operating Officer,	Executive Vice President and
and Managing Director	Chief Financial Officer and	Managing Director
Managing Director

August 11, 2010

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.